Exhibit 99.1

News Release

Superior Industries Appoints Richard J. Giromini to its

Board of Directors

SOUTHFIELD, MICHIGAN – August 28, 2018 – Superior Industries International, Inc. (NYSE:SUP), one of the world’s leading aluminum wheel suppliers for OEMs and the European aftermarket, announced today that it has appointed Richard J. Giromini to its Board of Directors, effective immediately. Mr. Giromini’s appointment increases the size of Superior’s Board to nine Directors, eight of whom are independent.

“Dick brings a diverse strategic and operational background, as well as a deep understanding of aluminum wheels, making him a strong addition to Superior’s Board of Directors. Under his leadership at Wabash National, his team successfully delivered international growth, market diversification and enhanced operational efficiencies to deliver solid financial performance and increase value to shareholders,” commented Tim McQuay, Chairman of Superior Industries.

Mr. Giromini most recently served as Chief Executive Officer and Director of Wabash National, a diversified industrial manufacturer and a leading producer of semi-trailers and liquid transportation systems, from January 2007 until June 2018. He is currently serving as Wabash National’s Executive Advisor and Director through June 2019, following which he will retire from Wabash National. Prior to assuming the role of Chief Executive Officer, Mr. Giromini served as Wabash National’s President and COO from 2005 until 2007, and as COO from 2002 until 2005. Before joining Wabash National, he held various positions of increasing responsibility at Accuride Corporation, AKW LP, ITT Automotive Inc., Hayes Wheels International, Doehler Jarvis Inc., and General Motors Corporation.

“We want to welcome Dick to Superior’s Board of Directors. He offers a passion for products and processes, as well as a unique skillset that will be beneficial as we continue to execute our strategy to expand our global market position,” commented Don Stebbins, President and Chief Executive Officer of Superior Industries.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates and partners with customers to design, engineer and manufacture a wide variety of innovative and high quality products utilizing the latest lightweighting and finishing technologies. Superior also maintains leading aftermarket brands including ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange and is a component of Standard & Poor’s Small Cap 600 and Russell 2000 Indices. For more information, please visit www.supind.com.

Contacts:

Superior Investor Relations:

Troy Ford

(248) 234-7104

Investor.Relations@supind.com